                                                                     EXHIBIT 11


                                  SIMULA, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                                               YEAR ENDED DECEMBER 31,                    SIX MONTHS ENDED JUNE 30,
                                              ---------------------------------------------------------   -------------------------
                                                1991        1992        1993        1994        1995         1995        1996
                                              ---------   ---------   ---------   ---------   ---------    ---------   ---------

Income:
  Net (Loss) Earnings......................  $1,732,281  $1,269,324  $1,120,800  $2,114,423  $4,102,359   $1,553,072 $(3,423,444)
                                             ==========  ==========  ==========  ==========  ==========   ==========  ==========
PRO FORMA
  Net earnings.............................   1,732,281   1,269,324
  Pro forma adjustment to:
  Eliminate certain compensation to
    Desjardins.............................      76,500
  Adjust for certain investments
    distributed to Desjardins..............       3,085
                                              ---------   ---------
  Pro forma earnings before income taxes...   1,811,866   1,269,324
  Pro forma income tax (credit) provision..     689,000     (43,473)
                                              ---------   ---------
  Pro forma net earnings...................  $1,122,866  $1,312,797
                                             ==========  ==========

Number of shares:
  Weighted average shares outstanding......   3,571,940   4,608,825   5,024,679   5,461,095   8,175,300    7,457,964   8,916,287
  Incremental shares for outstanding stock
    options................................                                          74,428      20,847      261,233
  Incremental shares for outstanding stock
    warrants...............................                                         169,403     380,670       29,622
                                              ---------   ---------   ---------   ---------   ---------    ---------   ---------
                                              3,571,940   4,608,825   5,024,679   5,704,926   8,576,817    7,748,819   8,916,287
                                              =========   =========   =========   =========   =========    =========   =========

Earnings (Loss) per share..................                               $0.22       $0.37       $0.48        $0.20      ($0.38)
                                                                          =====       =====       =====        =====       =====
Pro forma earnings per share...............       $0.31       $0.29
                                                  =====       =====
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